Exhibit 2

OI S.A.

CNPJ/MF nº 76.535.764/0001-43

NIRE 33.300.29520-8

Publicly-held Company

MATERIAL FACT

Restructuring settlement negotiations

Oi S.A. – In Judicial Reorganization (“Oi,” and together with certain of its affiliates, the “Company”), in compliance with Article 157, paragraph 4 of Law 6,404/76 and pursuant to CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that the Company has been involved in discussions and negotiations with certain individual holders (each, a “Noteholder”) of, or managers of entities holding, beneficial interests in, (i) the 9.750% Senior Notes due 2016 issued by Oi, (ii) the 5.125% Senior Notes due 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. – In Judicial Reorganization (“Telemar”), (iii) the 9.500% Senior Notes due 2019 issued by Oi and guaranteed by Telemar, (iv) the 5.500% Senior Notes Due 2020 issued by Oi and guaranteed by Telemar, (v) the 5.625% Senior Notes due 2021 issued by Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (“Oi Coop”) and guaranteed by Oi, (vi) the 5.750% Senior Notes due 2022 issued by Oi Coop and guaranteed by Oi, (vii) the 6.250% Senior Notes due 2016 issued by Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) and guaranteed by Oi, (viii) the 4.375% Notes due 2017 issued by PTIF and guaranteed by Oi, (ix) the 5.875% Senior Notes due 2018 issued by PTIF and guaranteed by Oi, (x) the 5.000% Senior Notes due 2019 issued by PTIF and guaranteed by Oi, (xi) the 4.625% Senior Notes due 2020 issued by PTIF and guaranteed by Oi, (xii) the 4.500% Notes due 2025 issued by PTIF and guaranteed by Oi, and (xiii) the 5.242% Senior Notes due 2017 issued by PTIF and guaranteed by Oi (collectively, the “Notes”).

Confidentiality Agreements

On August 30, 2017, the Company executed confidentiality agreements (the “Confidentiality Agreements”) with each Noteholder to facilitate discussions and negotiations concerning the Company’s capital structure and potential alternatives for a proposed restructuring of, and capital infusion by means of a capital increase into, the Company (a “Potential Transaction”).  Pursuant to the Confidentiality Agreements, the Company agreed to disclose publicly, after the expiration of a period set forth in the Confidentiality Agreements, certain information (the “Confidential Information”) regarding, or shared in connection with, the discussions and/or negotiations that have taken place between the Company and each Noteholder concerning a Potential Transaction.  The information included in this press release and certain documents posted on the Company’s website referenced herein are being furnished to satisfy the Company’s public disclosure obligations under the Confidentiality Agreements.  The Confidentiality Agreements have terminated in accordance with their terms, except as otherwise provided therein.

Discussions with the Noteholders

Beginning on August 31, 2017 and continuing on multiple dates throughout September and October 2017, representatives of the Company and the Company’s financial and legal advisors (the “Company Representatives”) met (such meetings, the “Meetings”) in New York and Rio de Janeiro with representatives of each Noteholder and each Noteholder’s respective financial and legal advisors (the “Noteholder Representatives”) to discuss the terms of a Potential Transaction.  As of the date hereof, although no agreement concerning the terms of a Potential Transaction has been reached, discussions and negotiations between the Company and each Noteholder regarding the execution of plan support agreements and equity commitment agreements have reached an advanced stage.  Notwithstanding the foregoing, while negotiations between the Company and each Noteholder may continue in the future, there can be no assurance that negotiations will continue or if they do continue, that they will result in an agreement regarding the terms of a Potential Transaction.

Confidential Information

During the course of the discussions, each of the Company Representatives and each of the Noteholder Representatives submitted written plan support agreements and restructuring term sheets representing the terms of a Potential Transaction.

On October 11, 2017, the Company Representatives and each of the Noteholder Representatives discussed and negotiated (i) a draft written restructuring term sheet representing the terms of a Potential Transaction (contemplating, among other things, the terms of a potential capital increase) (the “Draft Term Sheet”), and (ii) a draft form of plan support agreement (the “Draft PSA”).  The Draft Term Sheet represents the last term sheet or proposal exchanged among the Company and each of the Noteholders concerning the terms of a Potential Transaction, and the Draft PSA represents the last draft of a form of plan support agreement exchanged among the Company and each of the Noteholders, in each case, since the date that the Confidentiality Agreements were executed.

Further, the Company Representatives provided to each of the Noteholder Representatives (i) a written presentation summarizing, among other things, the Company’s current financial situation and its capital expenditure needs on September 26, 2017 (the “CapEx Presentation”), (ii) a

document summarizing the potential scope of regulatory liabilities owed by the Company to Agência Nacional de Telecomunicações on September 25, 2017 (the “Anatel Document”), (iii) a written summary of the Company’s cash flow projections on September 30, 2017 (the “Cash Flow Forecast”), (iv) a written presentation prepared by the Company’s financial advisor, Laplace Finanças, regarding the Company’s restructuring under the New Version of the Plan (as defined below) on October 10, 2017 (the “Laplace Presentation”), and (v) a written presentation prepared by the Company regarding the Company’s recent revisions to its long term business plan and capital expenditure program on October 10, 2017 (the “Revised CapEx Presentation,” and together with the CapEx Presentation, the Anatel Document, the Cash Flow Forecast, the Laplace Presentation, the Draft Term Sheet and the Draft PSA, the “Cleansing Materials”).  The Company believes that the Cleansing Materials include all documents constituting or including nonpublic information exchanged between the Company and each of the Noteholders during the course of discussions that would reasonably be expected to be material to an investor making an investment decision with respect to the purchase or sale of the securities of the Company and/or its affiliates.

Certain Other Important Information

In addition to the disclaimers and qualifiers set forth in the materials themselves, all statements made in the Cleansing Materials are in the nature of settlement discussions and compromise, are not intended to be and do not constitute representations of any fact or admissions of any liability and are for the purpose of attempting to reach a consensual compromise and settlement.  In the event that any statement herein or in the CapEx Presentation, the Anatel Document, the Cash Flow Forecast, the Laplace Presentation and/or the Revised CapEx Presentation is inconsistent with or conflicts with the new version of the plan of reorganization (the “New Version of the Plan”) filed substantially contemporaneously herewith in the judicial reorganization proceeding of the Company pending in Brazil, the terms and conditions of the New Version of the Plan prevail; provided, that any inconsistency or conflict between the terms and conditions of the New Version of the Plan, on the one hand, and the Draft Term Sheet and/or the Draft PSA, on the other hand, remains under discussion.  Nothing contained in the Cleansing Materials is intended to or shall be construed to be an admission or a waiver of any rights, remedies, claims, causes of action or defenses.  The information contained in the Cleansing Materials is for discussion purposes only and shall not constitute a commitment to consummate any transaction, or otherwise take any decisions or actions contemplated in the Cleansing Materials.

Furthermore, the contents of the Cleansing Materials shall not be construed as guidance by the Company in relation to its future results, and the Company does not assume and expressly disclaims any responsibility to update such contents or information at any time.

This communication does not constitute an offer to sell or a solicitation of an offer to buy securities.  This communication is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities.

The Company has published the Cleansing Materials on its website, available at http://ir.oi.com.br (English) and http://oi.com.br/ri (Portuguese).

Rio de Janeiro, October 11, 2017.

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer

Oi S.A. – In Judicial Reorganization

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